Cooper Standard Reports Strong Fourth Quarter Cash Flow Despite Industry Disruption;
Continued Margin Expansion and Positive Cash Flow Highlight Full Year 2025 Results

NORTHVILLE, Mich., February 12, 2026 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the fourth quarter and full year 2025.

Fourth Quarter 2025 Summary
•Sales totaled $672.4 million, an increase of 1.8% vs. the fourth quarter of 2024
•Operating income totaled $0.6 million, a decrease of $31.1 million vs. the fourth quarter of 2024
•Net income of $3.3 million, or $0.18 per diluted share, reflected a decrease of $36.9 million vs. the fourth quarter of 2024
•Adjusted EBITDA totaled $34.9 million, or 5.2% of sales
•Net cash provided by operating activities of $56.2 million and free cash flow of $44.6 million

Full Year 2025 Summary
•Sales totaled $2.74 billion, an increase of 0.4% vs. 2024
•Operating income totaled $86.6 million, an increase of 24.0% vs. 2024
•Net loss of $4.2 million, or $(0.23) per diluted share, reflected an improvement of $74.6 million vs. 2024
•Adjusted EBITDA of $209.7 million, or 7.6% of sales, increased by $29.0 million vs. 2024
•Net cash provided by operating activities of $64.4 million and free cash flow of $16.3 million

“Our team's strong operating performance continues to drive margin expansion and improved cash flow as planned,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “Our full year 2025 results exceeded our original plans and expectations for both adjusted EBITDA and cash flow despite significant production declines on a key customer program that negatively impacted the fourth quarter. More importantly, we anticipate further improvements in 2026 with our adjusted EBITDA margin expected to reach or exceed 10 percent of sales for the full year as we continue to deliver value for our customers, launch new programs and optimize our costs.”

Consolidated Results

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)
	(dollar amounts in millions except per share amounts)
Sales	$672.4	$660.8	$2,740.9	$2,730.9
Net income (loss)	$3.3	$40.2	$(4.2)	$(78.7)
Adjusted net loss	$(31.0)	$(2.9)	$(30.9)	$(56.7)
Net income (loss) per diluted share	$0.18	$2.24	$(0.23)	$(4.48)
Adjusted net loss per diluted share	$(1.73)	$(0.16)	$(1.73)	$(3.23)
Adjusted EBITDA	$34.9	$54.3	$209.7	$180.7
Net cash provided by operating activities	$56.2	$74.7	$64.4	$76.4
Free cash flow	$44.6	$63.2	$16.3	$25.9

The year-over-year increase in fourth quarter sales was primarily attributable to favorable foreign exchange, partially offset by unfavorable volume and mix.

The year-over-year change in fourth quarter net income was primarily due to a year-end true-up of compensation related accruals, higher restructuring expense, manufacturing inefficiencies stemming from a customer supply chain and production disruption, and higher wages and general inflation. These negative factors were partially offset by purchasing lean initiatives and favorable volume and mix.

The year-over-year change in fourth quarter adjusted EBITDA was primarily due to a year-end true-up of compensation related accruals, manufacturing inefficiencies stemming from a customer supply chain and production disruption, and higher wages and general inflation. These negative factors were partially offset by purchasing lean initiatives and favorable volume and mix.

For the full year 2025, the increase in sales was primarily due to favorable foreign exchange, partially offset by unfavorable volume and mix, and price adjustments. The year-over-year improvement in full year net loss was primarily driven by savings generated from lean manufacturing and purchasing initiatives, restructuring savings, the non-recurrence of pension settlement expense, and favorable foreign exchange. These positive factors were partially offset by higher wages and general inflation, unfavorable volume and mix, including price adjustments, and higher selling, administration and engineering (SGA&E) expense. The year-over-year improvement in full year adjusted EBITDA was primarily driven by savings generated from lean manufacturing and purchasing initiatives, restructuring savings, and favorable foreign exchange. These positive factors were partially offset by higher wages and general inflation, unfavorable volume and mix, including price adjustments, and higher SGA&E expense.

Cash Flow and Liquidity

Cash provided by operating activities in the fourth quarter of 2025 was $56.2 million. Free cash flow (defined as net cash provided by operating activities minus capital expenditures) in the fourth quarter of 2025 was $44.6 million, a decrease of $18.7 million compared to the fourth quarter of 2024. The change was primarily driven by lower cash earnings in the period.

For the full year 2025, cash provided by operating activities was $64.4 million and free cash flow was $16.3 million. This compared to cash provided by operating activities of $76.4 million and free cash flow of $25.9 million in 2024.

As of December 31, 2025, Cooper Standard had cash and cash equivalents totaling $191.7 million. Total liquidity, including availability on the Company's undrawn revolving credit facility, was $352.6 million at year end. Based on current expectations for light vehicle production and customer demand for our products, the Company believes it has sufficient financial resources to support ongoing operations, execute planned strategic initiatives and service cash interest requirements on our debt for the foreseeable future. These financial resources include current cash on hand, continuing access to flexible credit facilities, and expected future positive cash generation.

Adjusted net income (loss), adjusted EBITDA, adjusted net income (loss) per diluted share and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Automotive New Business Awards

The Company continues to leverage its world-class engineering and manufacturing capabilities, its innovation technologies, and its reputation for quality and service to win new business awards with its customers and capitalize on positive trends associated with electric and hybrid vehicles. For the full year 2025, the Company received total net new business awards representing $297.9 million in incremental anticipated future annualized sales including $69.5 million of new awards received in the fourth quarter. For the year, 74 percent of the total net new business awards were related to battery electric and full-hybrid vehicle programs and 51 percent of the total net new business awards were with Chinese OEM customers.

Segment Results of Operations
Sales

	Three Months Ended December 31,			Variance Due To:
	2025	2024	Change	Volume / Mix*	Foreign Exchange
	(dollar amounts in thousands)
Sales to external customers
Sealing Systems	$357,831	$350,444	$7,387	$(4,524)	$11,911
Fluid Handling Systems	297,116	294,841	2,275	(734)	3,009
* Net of customer price adjustments, including recoveries.

Adjusted EBITDA

	Three Months Ended December 31,			Variance Due To:
	2025	2024	Change	Volume/ Mix*	Foreign Exchange	Cost (Increases)/ Decreases**
	(dollar amounts in thousands)
Segment adjusted EBITDA
Sealing Systems	$32,098	$40,214	$(8,116)	$2,565	$1,538	$(12,219)
Fluid Handling Systems	15,077	27,333	(12,256)	1,696	634	(14,586)
* Net of customer price adjustments, including recoveries.
** Net of savings from restructuring initiatives.

Outlook

The Company believes it is well positioned to continue driving sustainable value through profitable growth and margin enhancement. While supply chain disruptions, changing trade and tariff policies, and affordability concerns have impacted production volumes in recent periods, the Company believes that the underlying demand for new light vehicle production in its key operating regions remains resilient, supported by the age of the existing fleet, increasing population, increasing numbers of newly licensed drivers, and declining vehicle inventories. The Company remains confident that the continuing successful execution of its plans and strategies, including expanding relationships with new customers and the continued launch of new, innovative programs with enhanced contribution margins, will drive increasing profit margins and returns on invested capital over time.

Following strong actual results in 2025, and considering recent industry forecasts for global light vehicle production, the Company expects to deliver further profitable growth and margin enhancement in 2026. Reflecting this expectation, the Company is issuing initial guidance for 2026 as follows:

	2025 Actual Results	Initial 2026 Guidance[1]
Sales	$2.74 billion	$2.7 - $2.9 billion
Adjusted EBITDA[2]	$209.7 million	$260 - $300 million
Capital Expenditures	$48.2 million	$55 - $65 million
Cash Restructuring	$26.4 million	$25 - $30 million
Net Cash Interest	$109.6 million	$105 - $115 million
Net Cash Taxes	$9.0 million	$30 - $35 million
Key Light Vehicle Productions Assumptions (Units)
North America	15.3 million	15.0 million
Europe	17.0 million	16.9 million
Greater China	33.1 million	32.7 million
South America	3.0 million	3.2 million
1 Guidance is representative of management's estimates and expectations as of the date it is published. Current guidance as presented in this press release considers January 2026 S&P Global (IHS Markit) production forecasts for relevant light vehicle platforms and models, customers' planned production schedules and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income (loss) because full-year net income (loss) will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income (loss) without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on February 13, 2026 at 9 a.m. ET to discuss its fourth quarter and full year 2025 results, provide a general business update and respond to investor questions. Investors and other interested parties may listen to the call by accessing the online, real-time webcast at
https://ir.cooperstandard.com/events.

To participate by phone, callers in the United States and Canada can dial toll-free at 800-836-8184 (international callers dial 646-357-8785) and ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions during Q&A. Participants should dial-in at least five minutes prior to the start of the call.

A replay of the webcast will be available on the investors' portion of the Cooper Standard website (https://ir.cooperstandard.com) shortly after the live event.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., with locations in 20 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 22,000 team members (including contingent workers) are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on LinkedIn, X, Facebook, Instagram or YouTube.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: volatility or decline of the Company’s stock price, or absence of stock price appreciation; impacts and disruptions related to the wars in Ukraine and the Middle East; the effects of the current U.S. government shutdown and its impact on our customers; our ability to achieve commercial recoveries and to offset the adverse impact of higher commodity and other costs through pricing and other negotiations with our customers; work stoppages or other labor disruptions with our employees or our customers’ employees; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruptions in our supply base or our customers’ supply base; competitive threats and commercial risks associated with our diversification strategy; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; significant costs related to manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; the potential impact of any future public health events on our financial condition and results of operations; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$672,371	$660,753	$2,740,915	$2,730,893
Cost of products sold	602,217	578,733	2,413,391	2,427,978
Gross profit	70,154	82,020	327,524	302,915
Selling, administration & engineering expenses	56,569	50,081	214,366	207,553
Gain on sale of businesses, net	(98)	(1,971)	(98)	(1,971)
Gain on sale of buildings and land, net	—	(3,317)	—	(3,317)
Amortization of intangibles	1,236	1,618	6,304	6,512
Restructuring charges	11,483	3,171	19,981	23,601
Impairment charges	369	713	369	713
Operating income	595	31,725	86,602	69,824
Interest expense, net of interest income	(28,731)	(28,598)	(114,676)	(115,639)
Equity in earnings of affiliates	886	1,998	5,620	6,828
Pension settlement and curtailment (charges) credit	(134)	18	(134)	(44,553)
Other expense, net	(3,291)	(3,309)	(931)	(17,938)
(Loss) income before income taxes	(30,675)	1,834	(23,519)	(101,478)
Income tax benefit	(33,853)	(38,420)	(19,205)	(23,348)
Net income (loss)	3,178	40,254	(4,314)	(78,130)
Net loss (income) attributable to noncontrolling interests	150	(40)	149	(616)
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$3,328	$40,214	$(4,165)	$(78,746)

Weighted average shares outstanding:
Basic	17,926,252	17,616,787	17,862,433	17,564,012
Diluted	18,735,303	17,992,409	17,862,433	17,564,012

Net income (loss) per share:
Basic	$0.19	$2.28	$(0.23)	$(4.48)
Diluted	$0.18	$2.24	$(0.23)	$(4.48)

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands except share amounts)

	December 31,
	2025	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$191,699	$170,035
Accounts receivable, net	334,267	310,738
Tooling receivable, net	72,316	69,204
Inventories	154,189	142,401
Prepaid expenses	23,940	25,833
Income tax receivable and refundable credits	11,499	11,576
Value added tax receivable	47,329	45,120
Other current assets	45,861	30,349
Total current assets	881,100	805,256
Property, plant and equipment, net	523,508	539,201
Operating lease right-of-use assets, net	83,474	87,292
Goodwill	140,696	140,443
Intangible assets, net	28,978	33,805
Deferred tax assets	103,112	63,240
Other assets	72,306	63,828
Total assets	$1,833,174	$1,733,065

Liabilities and Equity
Current liabilities:
Debt payable within one year	$86,121	$42,428
Accounts payable	337,319	295,178
Payroll liabilities	122,395	103,701
Accrued liabilities	114,150	116,617
Current operating lease liabilities	18,412	18,859
Total current liabilities	678,397	576,783
Long-term debt	1,018,483	1,057,839
Pension benefits	91,336	89,253
Postretirement benefits other than pensions	26,461	26,336
Long-term operating lease liabilities	69,806	71,907
Deferred tax liabilities	3,475	3,801
Other liabilities	36,793	40,516
Total liabilities	1,924,751	1,866,435
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Equity:
Common stock, $0.001 par value, 190,000,000 shares authorized; 19,702,818 shares issued and 17,637,009 outstanding as of December 31, 2025, and 19,392,340 shares issued and 17,326,531 outstanding as of December 31, 2024	17	17
Additional paid-in capital	524,312	518,208
Retained deficit	(474,727)	(470,562)
Accumulated other comprehensive loss	(133,090)	(173,432)
Total Cooper-Standard Holdings Inc. equity	(83,488)	(125,769)
Noncontrolling interests	(8,089)	(7,601)
Total equity	(91,577)	(133,370)
Total liabilities and equity	$1,833,174	$1,733,065

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Year Ended December 31,
	2025	2024	2023
	(Unaudited)
Operating activities:
Net loss	$(4,314)	$(78,130)	$(203,316)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	91,671	97,053	103,127
Amortization of intangibles	6,304	6,512	6,804
Gain on sale of businesses, net	(98)	(1,971)	(586)
Gain on sale of buildings and land, net	—	(3,317)	—
Impairment charges	369	713	4,768
Pension settlement and curtailment charges	134	44,553	16,035
Share-based compensation expense	15,248	9,161	7,718
Equity in earnings of affiliates, net of dividends related to earnings	(746)	(3,246)	(982)
Loss on refinancing and extinguishment of debt	—	—	81,885
Payment-in-kind interest	—	12,367	58,808
Deferred income taxes	(35,120)	(45,466)	(5,813)
Other	5,027	5,291	4,838
Changes in operating assets and liabilities:
Accounts and tooling receivable	(12,180)	67,761	(12,333)
Inventories	(4,362)	(3,125)	6,412
Prepaid expenses	2,813	1,119	2,924
Income tax receivable and refundable credits	622	(836)	2,603
Accounts payable	21,616	(18,440)	6,743
Payroll and accrued liabilities	1,266	(19,968)	16,924
Other	(23,808)	6,338	20,718
Net cash provided by operating activities	64,442	76,369	117,277
Investing activities:
Capital expenditures	(48,192)	(50,498)	(80,743)
Proceeds from sale of businesses, net of cash divested	2,558	763	15,351
Proceeds from sale of fixed assets	—	4,328	—
Other	—	287	424
Net cash used in investing activities	(45,634)	(45,120)	(64,968)
Financing activities:
Proceeds from issuance of long-term debt, net of debt issuance costs	—	—	924,299
Repayment and refinancing of long-term debt	—	—	(927,046)
Principal payments on long-term debt	(2,262)	(2,464)	(2,127)
Increase (decrease) in short-term debt, net	22	(7,288)	(1,234)
Debt issuance costs and other fees	—	(1,936)	(74,376)
Taxes withheld and paid on employees' share-based payment awards	(1,728)	(612)	(214)
Contribution from noncontrolling interests and other	—	38	(439)
Proceeds from other financing activities	—	2,617	—
Net cash used in financing activities	(3,968)	(9,645)	(81,137)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	6,345	(5,968)	(918)
Changes in cash, cash equivalents and restricted cash	21,185	15,636	(29,746)
Cash, cash equivalents and restricted cash at beginning of period	178,697	163,061	192,807
Cash, cash equivalents and restricted cash at end of period	$199,882	$178,697	$163,061

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$191,699	$170,035	$154,801
Restricted cash included in other current assets	6,581	7,590	7,244
Restricted cash included in other assets	1,602	1,072	1,016
Total cash, cash equivalents and restricted cash	$199,882	$178,697	$163,061
Supplemental disclosure:
Cash paid for interest	$113,869	$101,514	$78,699
Cash paid for income taxes, net of refunds	9,047	19,085	10,301

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of sales. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on S&P Global (IHS Markit) forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA
(Dollar amounts in thousands)
The following table provides a reconciliation of EBITDA and adjusted EBITDA from net income (loss) (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$3,328	$40,214	$(4,165)	$(78,746)
Income tax benefit	(33,853)	(38,420)	(19,205)	(23,348)
Interest expense, net of interest income	28,731	28,598	114,676	115,639
Depreciation and amortization	24,743	25,313	97,975	103,565
EBITDA	$22,949	$55,705	$189,281	$117,110
Restructuring charges	11,483	3,171	19,981	23,601
Impairment charges (1)	369	713	369	713
Gain on sale of businesses, net (2)	—	(1,971)	(98)	(1,971)
Gain on sale of buildings and land, net (3)	—	(3,317)	—	(3,317)
Pension settlement and curtailment charges (credit) (4)	134	(18)	134	44,553
Adjusted EBITDA	$34,935	$54,283	$209,667	$180,689

Sales	$672,371	$660,753	$2,740,915	$2,730,893
Net income (loss) margin	0.5%	6.1%	(0.2)%	(2.9)%
Adjusted EBITDA margin	5.2%	8.2%	7.6%	6.6%
(1)Non-cash impairment charges in 2025 and 2024 related to idle assets in certain locations in Asia Pacific.
(2)Gain on sale of businesses related to divestiture in 2024. Gain recognized in 2025 related to final purchase price adjustments associated with the divestiture in 2024.
(3)Gain on sale of building and land related to a Canadian facility.
(4)Non-cash net pension settlement and curtailment charges (credit) and administrative fees incurred related to certain of our U.S. and non-U.S. pension plans.

Adjusted Net Loss and Adjusted Net Loss Per Share
(Dollar amounts in thousands except share and per share amounts)
The following table provides a reconciliation of net income (loss) to adjusted net loss and the respective net income (loss) per share amounts (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$3,328	$40,214	$(4,165)	$(78,746)
Restructuring charges	11,483	3,171	19,981	23,601
Impairment charges (1)	369	713	369	713
Gain on sale of businesses, net (2)	—	(1,971)	(98)	(1,971)
Gain on sale of buildings and land, net (3)	—	(3,317)	—	(3,317)
Pension settlement and curtailment charges (credit) (4)	134	(18)	134	44,553
Deferred tax valuation allowance reversal (5)	(45,435)	(41,507)	(45,435)	(41,507)
Tax impact of adjusting items (6)	(846)	(137)	(1,659)	(69)
Adjusted net loss	$(30,967)	$(2,852)	$(30,873)	$(56,743)

Weighted average shares outstanding:
Basic	17,926,252	17,616,787	17,862,433	17,564,012
Diluted	18,735,303	17,992,409	17,862,433	17,564,012

Net income (loss) per share:
Basic	$0.19	$2.28	$(0.23)	$(4.48)
Diluted	$0.18	$2.24	$(0.23)	$(4.48)

Adjusted net loss per share:
Basic	$(1.73)	$(0.16)	$(1.73)	$(3.23)
Diluted	$(1.73)	$(0.16)	$(1.73)	$(3.23)
(1)Non-cash impairment charges in 2025 and 2024 related to idle assets in certain locations in Asia Pacific.
(2)Gain on sale of businesses related to divestiture in 2024. Gain recognized in 2025 related to final purchase price adjustments associated with the divestiture in 2024.
(3)Gain on sale of building and land related to a Canadian facility.
(4)Non-cash net pension settlement and curtailment charges (credit) and administrative fees incurred related to certain of our U.S. and non-U.S. pension plans.
(5)The deferred tax valuation allowance reversal in 2025 related to net deferred tax assets in France, Spain, and Korea. The deferred tax valuation allowance reversal in 2024 related to net deferred tax assets in Brazil, Poland, and China.
(6)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred and other discrete tax expense.

Free Cash Flow
(Dollar amounts in thousands)
The following table defines free cash flow (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$56,245	$74,722	$64,442	$76,369
Capital expenditures	(11,686)	(11,484)	(48,192)	(50,498)
Free cash flow	$44,559	$63,238	$16,250	$25,871